Opinion of Colorado Counsel
                     				to Borrower


               			    December __, 1993





Joint Energy Development Investments Limited Partnership
1400 Smith Street
Houston, TX 77002

	Re: Loan Agreement dated as of December __, 1993 (the "Loan Agreement"), by and among Joint Energy Development Investments Limited Partnership, a Delaware limited partnership, as lender ("Lender"), and Forest Oil Corporation, a New York corporation, as borrower ("Borrower").

Gentlemen:

		We have acted as counsel to the Borrower in connection with the transactions contemplated by the Loan Agreement. This opinion is rendered to you pursuant to Section 7.01 of the Loan Agreement. Capitalized terms used but not defined herein or on Exhibit "A" hereto are used as defined in the Loan Agreement.

		In such capacity, we have examined the documents described on Exhibit "A" (with such documents, together with the Loan Agreement, hereinafter collectively referred to as the "Principal Documents"). We have also examined
(i) a certificate of __________________ , President of Borrower, dated _______ _________, 1993 (the "Officer's Certificate"), (ii) certain certificates of public officials, and (iii) copies, certified or otherwise identified to our satisfaction, of such corporate records of the Borrower as we have deemed necessary for the purposes of this opinion. We have relied on the Officer's Certificate with respect to the matters contained therein that we have not independently established. We have also assumed, without verification, for purposes of this opinion that no facts exist that would make available defenses of mutual mistake, fraud, concealment, undue influence, duress, or criminal activity.

		In rendering the opinions herein set forth, we have assumed
(i) the due organization and valid existence of all parties to the Principal Documents, (ii) the due authorization, execution, and delivery of the Principal Documents by all parties to such document and that each such document is valid, binding and enforceable against the parties thereto (other than the Borrower),
(iii) the genuineness of all signatures, (iv) the authenticity of all documents and instruments submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as copies, and (vi) the legal capacity of all natural persons.

		Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

		1. The Borrower is a corporation in good standing and duly qualified to do business in the State of Colorado.

		2. The Principal Documents to which the Borrower is a party have been duly executed and delivered by the Borrower.

		3. The Principal Documents to which the Borrower is a party constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms.

		4. The Security Agreement creates, as security for the Indebtedness, a security interest in the Collateral (as such term is defined in the Security Agreement). The Financing Statement is in proper form for filing with the Office of the Secretary of State of the State of Colorado. The Financing Statement has been filed in the Office of the Secretary of State of the State of Colorado. No other filings are necessary or appropriate to perfect or maintain perfection of the security interest created by the Security Agreement, other than continuation statements as required by the Uniform Commercial Code as in effect in Colorado (hereinafter referred to as the "Colorado UCC").

		5. Lender's security interest in the Collateral is prior in right to the security interest of any other Person in the Collateral, subject only to the encumbrances described in Exhibit A to the Act of Mortgage.

		6. No state or local mortgage recording tax, stamp tax or other fee, tax or governmental charge is required to be paid in Colorado in connection with the execution, delivery, filing or recording of the Principal Documents, other than statutory filing and recording fees that have been paid in connection with the filing of the Financing Statement.

		The opinions set forth above are subject in all respects to the following qualifications, exceptions and assumptions:

				[List as appropriate]


	We are licensed attorneys only in the State of Colorado and, therefore, we express opinions herein only insofar as to matters governed by the laws of the State of Colorado and, to the extent applicable, the federal laws of the United States of America.

	This opinion is furnished to you in connection with the transactions contemplated by the Loan Agreement. It may be relied upon solely by Lender, its Affiliates, and any Person providing financing to Lender or its Affiliates in connection herewith. It may not be relied upon by any other person or in any other context without our prior written consent; provided, however, that you may, without our consent, furnish copies of this opinion as required by law or order of any court or governmental agency.


                                                 					Very truly yours,









                        				EXHIBIT A

                 			   Principal Documents
                 			   ___________________


	As used in this opinion, the term "Principal Documents" refers collectively to the following:

1. the Loan Agreement dated as of December ___, 1993 among Lender, Borrower, and Guarantor;

2. the Note dated as of December ___, 1993, executed by Borrower for the benefit of Lender in the amount of $ ______________________ ;

3. the Borrowing Request dated as of _____________________, executed by Borrower;

4. the Compliance Certificate dated as of ___________________, 1993, executed by the Borrower;

5. the UCC-1 Financing Statement - Colorado executed by the Borrower, as debtor, in favor of the Lender, as secured party (the "Financing Statement");

6.      the Security Agreement dated December   , 1993 between Borrower, as
	debtor, and Lender, as secured party (the "Security Agreement");

7. the Subordination Agreement dated December___ , 1993 among Lender, Borrower and the Chase Group.